EXHIBIT 99.1

Contact:

Joe Hayek, Executive Vice President

PC Mall, Inc.

(310) 354-5600

or

Budd Zuckerman, President

Genesis Select Corporation

(303) 415-0200

PC MALL REPORTS FIRST QUARTER 2010 RESULTS

Consolidated First Quarter Highlights:

•                  Net sales for Q1 2010 excluding our MacMall segment were $248.5 million, up 23% year-over-year (y/y)

•                  Consolidated net sales for Q1 2010 were $289.9 million, up 12% y/y

•                  Consolidated gross profit for Q1 2010 was $38.0 million, up 1% y/y

•                  Consolidated gross profit margin for Q1 2010 was 13.1%, down from 14.5% in Q1 2009, but up from 12.0% in Q4 2009

•                  Diluted earnings per share for Q1 2010 was $0.01 vs. diluted earnings per share of $0.08 in Q1 2009

•                  Adjusted EBITDA for Q1 2010 was $3.1 million

•                  Operating cash flow for Q1 2010 was $9.3 million

Torrance, California — May 6, 2010 — PC Mall, Inc. (NASDAQ:MALL), a leading IT solutions provider, today reported financial results for the first quarter of 2010. Consolidated net sales for Q1 2010 were $289.9 million, an increase of 12% from $259.3 million in Q1 2009. Consolidated gross profit increased to $38.0 million in Q1 2010 compared to $37.5 million in Q1 2009. Consolidated gross profit margin was 13.1% in Q1 2010 compared to 14.5% in Q1 2009, but up from 12.0% in Q4 2009. Consolidated operating profit for Q1 2010 decreased 62% to $0.8 million compared to consolidated operating profit of $2.1 million for Q1 2009. Q1 2010 results included a $0.6 million increase in costs due to an appreciation of the Canadian dollar relative to the United States dollar, a $0.5 million increase in depreciation expense over Q1 2009 reflecting our IT investments in systems and infrastructure upgrades and a $0.3 million increase in employee severance costs over Q1 2009 due to our previously announced employee reductions in Q1 2010. Q1 2009 results also included a one-time $0.6 million benefit related to our Canadian labor subsidy. The total of these items is $2.0 million. Consolidated net income for Q1 2010 was $0.2 million compared to consolidated net income of $1.0 million for Q1 2009. Diluted earnings per share for Q1 2010 was $0.01 compared to diluted EPS of $0.08 for Q1 2009. Adjusted EBITDA (as defined below) for Q1 2010 was $3.1 million. Information about our use of non-GAAP financial information is provided below under “Non-GAAP Measures.”

Commenting on the Company’s first quarter results, Frank Khulusi, Chairman, President and CEO of PC Mall, Inc. said, “I am pleased that in the first quarter we returned to double digit year-over-year growth, as the demand environment continues to improve. Sequentially, on a $47 million seasonal reduction in consolidated sales from Q4 2009, we achieved comparable levels of profitability despite having $0.3 million of severance payments in Q1 2010 resulting from our announced headcount reduction. Higher depreciation expense of $0.5 million on a year over year basis is the result of our investments in systems and infrastructure which we believe positions us better for the future. Our results in Q1 support our previously announced goal of achieving a 1.5-2.0% non-GAAP operating profit margin by the fourth quarter of this year, and we remain committed to that goal.”

Khulusi continued, “Net sales without our MacMall segment in Q1 2010 increased by 23% year over year. We believe this number may be more relevant as a comparison to certain industry competitors due to them not having a comparable segment, or having a much smaller comparable segment as a percentage of their overall sales. Sales in the MacMall segment declined primarily due to our intentional strategy shift to focus the MacMall brand on more profitable customer segments such as small businesses and creative professionals. We believe this strategy has paid off well as evidenced by the operating profit for our MacMall segment in the first quarter increasing by 36% sequentially over Q4 2009 on a 39% decrease in sales over the same period. This is a considerable achievement given that the fourth quarter is typically our strongest quarter for the MacMall segment. Going forward as we continue to execute on this new strategy for our MacMall segment, we believe that the year over year comparisons from a top line perspective will improve as well.”

Segment Results

SMB

Q1 2010 net sales for our SMB segment were $108.0 million, an increase of $18.5 million, or 21%, from $89.5 million in Q1 2009 primarily due to an improvement in the demand environment and an increase in revenues from SMB’s new sales office located in Chicago.

SMB gross profit increased by $2.1 million, or 19%, to $13.4 million in Q1 2010 compared to $11.3 million in Q1 2009 resulting primarily from the increased SMB net sales discussed above. SMB gross profit margin decreased to 12.4% in Q1 2010 compared to 12.6% in Q1 2009 primarily due to a competitive pricing environment and our aggressive SMB market share growth strategy.  However, SMB gross profit margin increased sequentially from 11.6% in Q4 2009.

SMB operating profit in Q1 2010 increased by $1.0 million, or 17%, to $6.4 million compared to $5.4 million in Q1 2009. The increase in SMB operating profit in Q1 2010 was primarily due to the increase in SMB gross profit discussed above and $0.3 million reduction in bad debt expense, offset by a $1.3 million increase in personnel costs. This increase in personnel costs in Q1 2010 was primarily due to a one-time $0.6 million benefit related to the Canadian government labor subsidy program in Q1 2009 that did not reoccur, a $0.4 million impact of a higher Canadian exchange rate, the investment in our Chicago office and our addition of account executives in that facility, and an increase in variable commission and bonus expenses due to the increased SMB gross profit discussed above.

MME

Q1 2010 net sales for our MME segment were $96.5 million compared to $84.9 million in Q1 2009, an increase of $11.6 million, or 14%. This increase was primarily due to increased spending by customers in the mid-market and enterprise sector in Q1 2010. Product revenues increased by 27% in Q1 2010 compared to Q1 2009 while service revenues decreased by 20% in Q1 2010 compared to Q1 2009. Service revenues represented 19% of MME net sales in Q1 2010 compared to 27% of sales in Q1 2009. The service revenue decline was primarily due to a 23% decline in MME’s Sarcom branded professional and managed services in Q1 2010 compared to Q1 2009 resulting from certain large service projects in Q1 2009 that did not reoccur in Q1 2010. In addition, MME service revenues were also impacted by a 15% decline in services performed under our Abreon brand, which is primarily focused on change management and eLearning consulting. This decline was due primarily to a reduction in projects associated with larger ERP migrations. MME’s service revenue vehicles are primarily contract-based and have longer lead times. As a result, the decline in services revenue lagged the economic decline, and we believe service revenue recovery has lagged the economic turnaround; however a stronger pipeline of service engagement opportunities is beginning to develop.

MME gross profit increased by $0.6 million, or 4%, to $16.5 million in Q1 2010 compared to $15.9 million in Q1 2009, and MME gross profit margin decreased to 17.1% in Q1 2010 compared to 18.7% in Q1 2009. The increase in MME gross profit was due to the increase in MME net sales discussed above. The decrease in MME gross profit margin was primarily due to a competitive pricing environment and the decline in services as a percentage of sales.  However, MME gross profit margin increased sequentially from 15.2% in Q4 2009.

MME operating profit in Q1 2010 increased by $0.5 million, or 11%, to $4.6 million compared to $4.1 million in Q1 2009. The increase in MME operating profit was primarily due to the increase in MME gross profit discussed above.

Public Sector

Q1 2010 net sales for our Public Sector segment were $44.0 million compared to $27.2 million in Q1 2009, an increase of $16.8 million, or 62%. This increase in Public Sector net sales was due to an increase in net sales of both our federal government business and our state and local government and educational institution business driven by stronger demand, and our aggressive public sector market share growth strategy, as well as significant backlog from a large customer that carried over from Q4 2009.

Public Sector gross profit decreased by $0.1 million, or 1%, to $3.6 million in Q1 2010 compared to $3.7 million in Q1 2009. Public Sector gross profit margin decreased to 8.2% in Q1 2010 compared to 13.5% in Q1 2009. The decrease in Public Sector gross profit and gross profit margin was primarily due to a higher mix of large, lower margin deals in Q1 2010. In Q1 2009, our Public Sector business had an unusually high margin mix of transactions that resulted in margins higher than typically achieved. Excluding Q1 2009, our Public Sector segment had an average gross profit margin of 10% for the remainder of 2009. Our 8.2% gross profit margin for Q1 2010 reflects our previously stated market share growth strategy in the Public Sector business, specifically on the Wintel platform in order to broaden our sales mix.

Operating profit in Q1 2010 for our Public Sector segment decreased by $0.5 million, or 58%, to $0.4 million compared to an operating income of $0.9 million in Q1 2009. The decrease in Public Sector operating profit was primarily due to an increase in Public Sector personnel costs of $0.4 million, resulting from our investment in Public Sector’s Health Dynamics division and incremental investments in headcount.

MacMall

Q1 2010 net sales for our MacMall segment were $41.3 million compared to $57.6 million in Q1 2009, a decrease of $16.3 million, or 28%. Sales in the MacMall segment declined primarily due to our intentional strategy shift to focus the MacMall brand on higher profit customer segments such as small businesses and creative professionals. The decrease in MacMall net sales was also affected by continued competition in the Apple market and the absence of year end opportunistic purchases we made in 2008 which we were able to profitably sell in Q1 2009.

MacMall gross profit decreased by $2.1 million, or 33%, to $4.5 million in Q1 2010 compared to $6.6 million in Q1 2009. MacMall gross profit margin decreased to 10.8% in Q1 2010 compared to 11.5% in Q1 2009. The decrease in MacMall gross profit was primarily due to the decreased MacMall net sales discussed above. The decrease in MacMall gross profit margin was primarily due to the higher margin sales in Q1 2009 mentioned above that did not reoccur in Q1 2010 and the continued competitive pricing environment. We do not expect the competitive environment to improve in the near term; however, we are refining our MacMall market strategy to address the new market dynamics.

MacMall operating profit decreased by $1.2 million to $0.6 million in Q1 2010 compared to $1.8 million in Q1 2009. The decrease in MacMall operating profit was primarily due to the decrease in MacMall gross profit discussed above, partially offset by a $0.7 million decrease in MacMall advertising expenditures and a $0.3 million decrease in credit card processing fees on lower sales. However, MacMall operating profit increased sequentially from Q4 2009 operating profit of $0.4 million on a seasonal decline in sales as a result of the aforementioned strategy shift.

Corporate & Other

Corporate & Other operating expenses includes corporate related expenses such as legal, accounting, information technology, product management and other administrative costs that are not otherwise included in our reportable operating segments. Q1 2010 Corporate & Other SG&A expenses increased by $0.9 million, or 9%, to $11.2 million from $10.3 million in Q1 2009; however, they decreased sequentially from Q4 2009 by 5% from $11.7 million. The increase from Q1 2009 was primarily related to an increase in personnel costs of $0.5 million, which included $0.2 million of severance costs related to our efforts to reduce personnel expenses and a $0.1 million increase in stock-based compensation expenses, and an increase in depreciation expenses of $0.4 million primarily related to the completed portions of our ERP and infrastructure upgrades.

Consolidated Balance Sheet

Accounts receivable at March 31, 2010 of $153.7 million decreased by $7.7 million from December 31, 2009. Our inventory of $42.8 million at March 31, 2010 represents a decrease of $25.7 million from December 31, 2009, reflecting sell-through of seasonal purchases made in late 2009 as well as sell-through of our Public Sector backlog. Accounts payable at March 31, 2010 of $85.6 million decreased by $23.2 million from December 31, 2009. Outstanding borrowings under our line of credit decreased by $8.0 million to $45.1 million at March 31, 2010 compared to December 31, 2009.

Selected Segment Information

Selected information for our reportable operating segments is as follows (in thousands, except headcount data):

	Three Months Ended March 31, 2010			Three Months Ended March 31, 2009
	Net Sales	Gross Profit	Operating Profit	Net Sales	Gross Profit	Operating Profit
SMB	$107,994	$13,397	$6,384	$89,504	$11,281	$5,439
MME	96,491	16,481	4,614	84,930	15,871	4,147
Public Sector	44,015	3,629	378	27,240	3,683	894
MacMall	41,334	4,461	554	57,619	6,632	1,841
Corporate & Other	20	61	(11,154)	7	28	(10,261)
Consolidated	$289,854	$38,029	$776	$259,300	$37,495	$2,060

Average Account Executive	Three Months Ended March 31,
Headcount By Segment(1):	2010	2009
SMB	367	366
MME	108	101
Public Sector	88	79
MacMall	96	103
Total	659	649

(1)     Headcount numbers are calculated based on an average of all sales executives and trainees employed during the period.

Non-GAAP Measures

We are presenting earnings before interest, taxes, depreciation and amortization expenses (EBITDA), which is a financial measure that is not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP. Adjusted EBITDA further eliminates the effect of non-recurring, special charges, if any, as well as non-cash stock-based compensation expense. Adjusted EBITDA should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with GAAP. We believe that adjusted EBITDA allows a more meaningful comparison of our operating performance trends to both management and investors that is more indicative of our consolidated operating results across reporting periods. Depreciation and amortization expenses primarily represent an allocation to current expense of the cost of historical capital expenditures and for acquired intangible assets resulting from prior business acquisitions.  Stock-based compensation is governed by the compensation committee of our Board of Directors and results in a non-cash operating expense for stock option grants that were made in prior operating periods. A reconciliation of the non-GAAP consolidated financial measures is included in a table below.

Conference Call

Management will hold a conference call, which will be webcast, on May 6, 2010 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss first quarter results. To listen to PC Mall management’s discussion of its first quarter results live, access www.pcmall.com/investor.

The archived webcast can be accessed at www.pcmall.com/investor under “Calendar of Events.” A replay of the conference call by phone will be available from 7:30 p.m. ET on May 6, 2010 until May 13, 2010 and can be accessed by calling: (888) 286-8010 and inputting pass code 56190487.

About PC Mall, Inc.

PC Mall, Inc., together with its wholly-owned subsidiaries, is a value added direct marketer of technology products, services and solutions to businesses, government and educational institutions and individual consumers. Founded in 1987, PC Mall offers products, services and technology solutions through dedicated account executives, various direct marketing techniques, and three retail stores. The company also utilizes distinctive full-color catalogs under the PC Mall, MacMall, PC Mall Gov and SARCOM brands and the websites pcmall.com, macmall.com, pcmallgov.com, gmri.com, sarcom.com, abreon.com and onsale.com, and other promotional materials. Customer product orders are rapidly filled by a distribution center strategically located near FedEx’s main hub or by an extensive network of distributors, which is one of the largest networks in the industry.

Forward-looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding our expectations, hopes or intentions regarding the future, including, but not limited to, expectations or statements relating to growing our top-line and operating income and our goal of generating a quarterly non-GAAP operating margin of between 1.5% and 2% by fourth quarter of 2010, expectations regarding continued improvement in the demand environment, sequential increase in gross margins, improvement in year over year comparisons based on a new strategy for our MacMall segment, the impact of our market growth strategies, the impact of strategic investments in systems and infrastructure and the impact of a developing pipeline of service engagements in our MME segment. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause our actual results to differ materially include without limitation the following: risks related to our management information systems, uncertainties relating to the relationship between the number of our account executives and productivity; decreases in revenues related to decreased sales related to any of our segments, including but not limited to, potential decreases in sales resulting from the loss of customer or a further downturn in the economy or continued economic recession; increased competition, including, but not limited to, increased competition from direct sales by some of our largest vendors and increased pricing pressures which affect our pricing strategy in any given period; the effect of the our pricing strategy on our operating results; risks related to our ability to retain key personnel; risks and uncertainties relating to our ability to identify suitable acquisition targets, to complete acquisitions of identified targets (including the challenges and costs of closing the transaction), and our ability to integrate companies we may acquire and our ability to achieve synergies expected from such acquisitions (including our acquisition of Sarcom); the impact of acquisitions on relationships with key customers and vendors; potential decreases in sales related to changes in our vendors products; risks of decreased sales related to the potential lack of availability of government funding applicable to our PC Mall Gov contracts; availability of key vendor incentives and other vendor assistance; the impact of seasonality on our sales; availability of products from third party suppliers at reasonable prices; risks of business and other conditions in the Asia Pacific region and our limited experience operating in the Philippines, which could prevent us from realizing expected benefits from our Philippines operations; increased expenses, including, but not limited to, interest expense, foreign currency transaction gains/losses, and other expenses which may increase as a result of future inflationary pressures; our advertising, marketing and promotional efforts may be costly and may not achieve desired results; risks due to shifts in market demand or price erosion of owned inventory; risks related to foreign currency fluctuations; risks related to data security; litigation by or against us; and availability of financing, including availability under our existing credit lines. Additional factors that could cause our actual results to differ are discussed under the heading “Risk Factors” in Item 1A, Part I of our Form 10-K for the year ended December 31, 2009, on file with the Securities and Exchange Commission, and in our other reports filed from time to time with the SEC. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statements.

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-Financial Tables Follow-

PC MALL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2010	2009
Net Sales	$289,854	$259,300
Cost of goods sold	251,825	221,805
Gross profit	38,029	37,495
Selling, general and administrative expenses	37,253	35,435
Operating profit	776	2,060
Interest expense, net	482	364
Income before income taxes	294	1,696
Income tax expense	121	685
Net income	$173	$1,011

Basic and Diluted Earnings Per Common Share
Basic	$0.01	$0.08
Diluted	0.01	0.08
Weighted average number of common shares outstanding:
Basic	12,302	12,416
Diluted	12,499	12,620

PC MALL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO CONSOLIDATED OPERATING PROFIT
(unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2010	2009
Operating profit	$776	$2,060
Depreciation expense	1,415	920
Amortization expense	414	370
EBITDA	2,605	3,350
Stock-based compensation	504	416
Adjusted EBITDA	$3,109	$3,766

PC MALL, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except per share amounts and share data)

	March 31, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$6,453	$9,215
Accounts receivable, net of allowances of $2,974 and $2,740	153,738	161,468
Inventories, net	42,821	68,564
Prepaid expenses and other current assets	10,072	9,290
Deferred income taxes	3,305	3,297
Total current assets	216,389	251,834
Property and equipment, net	17,851	17,091
Deferred income taxes	1,484	1,538
Goodwill	19,291	19,291
Intangible assets, net	9,941	10,354
Other assets	1,022	1,068
Total assets	$265,978	$301,176

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$85,505	$108,773
Accrued expenses and other current liabilities	20,017	25,038
Deferred revenue	10,394	9,714
Line of credit	45,086	53,127
Notes payable — current	1,148	1,148
Total current liabilities	162,150	197,800
Notes payable and other long-term liabilities	5,209	5,621
Total liabilities	167,359	203,421
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 30,000,000 shares authorized; 14,066,490 and 14,031,740 shares issued; and 12,314,652 and 12,290,652 shares outstanding, respectively	14	14
Additional paid-in capital	102,920	102,361
Treasury stock, at cost: 1,751,838 and 1,741,088 shares, respectively	(6,311)	(6,254)
Accumulated other comprehensive income	2,300	2,111
Accumulated deficit	(304)	(477)
Total stockholders’ equity	98,619	97,755
Total liabilities and stockholders’ equity	$265,978	$301,176

PC MALL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Three Months Ended March 31,
	2010	2009
Cash Flows From Operating Activities
Net income	$173	$1,011
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,829	1,290
Provision for deferred income taxes	86	231
Net tax benefit (expense) related to stock option exercises	4	(82)
Excess tax benefit related to stock option exercises	(10)	(3)
Non-cash stock-based compensation	504	416
Gain on sale of fixed assets	(11)	—
Change in operating assets and liabilities:
Accounts receivable	7,730	20,742
Inventories	25,743	20,307
Prepaid expenses and other current assets	(782)	(1,544)
Other assets	45	59
Accounts payable	(21,678)	(14,506)
Accrued expenses and other current liabilities	(5,052)	(5,842)
Deferred revenue	680	(3,066)
Total adjustments	9,088	18,002
Net cash provided by operating activities	9,261	19,013
Cash Flows From Investing Activities
Purchases of property and equipment	(2,164)	(1,555)
Net cash used in investing activities	(2,164)	(1,555)
Cash Flows From Financing Activities
Repayments under notes payable	(253)	(244)
Net payments under line of credit	(8,041)	(12,669)
Change in book overdraft	(1,590)	(4,660)
Payments of obligations under capital lease	(168)	(32)
Proceeds from stock issued under stock option plans	51	4
Excess tax benefit related to stock option exercises	10	3
Common shares repurchased and held in treasury	(57)	(1,588)
Net cash (used in) provided by financing activities	(10,048)	(19,186)
Effect of foreign currency on cash flow	189	(144)
Net change in cash and cash equivalents	(2,762)	(1,872)
Cash and cash equivalents at beginning of the period	9,215	6,748
Cash and cash equivalents at end of the period	$6,453	$4,876
Supplemental Cash Flow Information
Interest paid	$455	$432
Income taxes paid	215	1,821